CHEMICAL
FINANCIAL CORPORATION
333 East Main/P.O. Box 569/Midland, MI 48640-0569
Telephone (517)839-5350 FAX (517) 839-5255

NASDAQ: FOR RELEASE: DATE: CONTACT:	CHFC IMMEDIATELY OCTOBER 6, 2000 CHEMICAL FINANCIAL CORPORATION ALOYSIUS J. OLIVER (517) 839-5350

CHEMICAL FINANCIAL CORPORATION
TO CONSOLIDATE SUBSIDIARY BANKS

          Midland, Michigan -- Aloysius J. Oliver, President and CEO of Chemical Financial Corporation, announced today that Chemical intends to consolidate 9 of its existing subsidiary banks into 2 subsidiary bank organizations: Chemical Bank & Trust Company which will be headquartered in Midland; and Chemical Bank West which will be headquartered in Cadillac. Coming together with Chemical Bank & Trust Company to form the Midland bank group will be Chemical Bank Bay Area, Chemical Bank Michigan, Chemical Bank Thumb Area and Chemical Bank Key State. Forming the Cadillac affiliate will be Chemical Bank West, joined by Chemical Bank Montcalm, Chemical Bank Central and Chemical Bank North. Mr. Oliver stated, "Consolidation of our subsidiary banks is expected to produce potential internal efficiency savings. We do not anticipate any changes in the way we serve our customers and deliver services, or in our level of commitment to the communities we serve."

          In August, Chemical and Shoreline Financial Corporation announced that the two organizations had signed a definitive agreement for a merger of equals of the two companies. The anticipated costs of the consolidation of Chemical's subsidiary banks has already been taken into consideration in the anticipated one-time $10-12 million (pre-tax) restructuring charge announced by Chemical in connection with the pending merger. Chemical's 10th subsidiary, Chemical Bank South, Marshall, is not being consolidated at this time, in anticipation of a future consolidation following completion of the Shoreline transaction.

          Chemical is a multi-bank holding company headquartered in Midland, Michigan, with total assets of approximately $1.9 billion, total deposits of $1.6 billion and total loans of $1.0 billion as of June 30, 2000. Its ten subsidiary banks provide a broad array of banking and financial services through 88 "Chemical Bank" offices in 24 counties across the mid-section of Michigan's lower peninsula. Upon completion of the merger with Shoreline, Chemical will have 120 banking offices, and assets of $3 billion.

          Chemical common stock is traded on The Nasdaq National Market under the symbol "CHFC."

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements include expressions such as "anticipate", "believe", "expect", "intend", and "view", which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Internal and external factors that might cause such a difference include, but are not limited to, the possibility that anticipated cost savings and revenue enhancements from the consolidations may not be fully realized within the expected time frame and that future circumstances could cause business decisions to be decided differently than now intended. Actual results could materially differ from those contained in, or implied by such statements. Chemical undertakes no obligation to release revisions to these forward-looking statements or reflect events or conditions after the date of this release.

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